Exhibit 10.15
FIRST AMENDMENT
TO THE
WOLVERINE EMPLOYEES' PENSION PLAN

        This is an Amendment made this    9th day of October, 2025, by Wolverine World Wide, Inc. ("Employer").

W I T N E S S E T H:

        WHEREAS, the Employer amended and restated the Wolverine Employees' Pension Plan ("plan") on March 17, 2025, effective January 1, 2025; and

        WHEREAS, the Employer plans to enter into a buy-out agreement with an insurance company licensed to do business in a state of the United States ("Insurer"), on October 16, 2025, to annuitize certain benefits in pay status on July 1, 2025, of $1,300.00 per month or less; and

    WHEREAS, each affected individual will be notified of the agreement and, pursuant to the terms of the agreement, a non-participating group annuity certificate issued by the Insurer describing the irrevocable commitment to pay the annuitized benefit will be provided to each affected annuitant; and

    WHEREAS, the entire benefit rights of the affected individuals will be guaranteed by the Insurer as of the annuity purchase date and enforceable against the Insurer at the sole choice of the individual; and

    WHEREAS, in accordance with the agreement, the Insurer will assume the liability for the annuitized benefits effective January 1, 2026, and the annuitized individual shall no longer be a participant under the plan with rights under the plan and the plan shall have no further obligation to make any payment with respect to any benefit of the individual, including any survivor, beneficiary, or other person claiming any rights or benefits by or through the annuitized individual on or after the date the Insurer becomes responsible for the payment of benefits; and

    WHEREAS, the plan shall not hold the annuity contract as an asset of the plan; and

    WHEREAS, the annuity contract with the Insurer shall provide for the continued payment of the individual's benefit in the same form and under the same terms as in effect under the plan with respect to such benefit immediately before the purchase of the annuity contract, except as provided below for any designation of beneficiary, contingent annuitant, or joint annuitant; and

    WHEREAS, Section 11.1 empowers the Employer to amend the plan.

    NOW, THEREFORE, the Employer amends Section 7.7(d) of the plan, effective immediately, as follows:

(d)    Annuity Contract Purchase.

    (i)     General Authority. An annuity contract purchased and distributed by the plan shall comply with the requirements of this plan and shall be nontransferable. Notwithstanding the preceding sentence, if an annuity contract is purchased to provide for the continued payment of a benefit that had been payable from this plan prior to the purchase of the annuity contract, the administrative beneficiary provisions provided under the annuity contract will apply to any future beneficiary designations; provided, however, the spousal consent requirements of Section 7.6(c) will continue to apply under the terms of the annuity contract.

    (ii)    2025 Annuity Purchase. Notwithstanding any other provision of this plan to the contrary, an annuity contract shall be purchased on October 16, 2025 (the "Annuity Purchase Date"), to provide for the continued payment of the annuitized individual’s benefit by the Insurer in accordance with the terms of the contract. An annuitized individual for this purpose is a Participant, Beneficiary (including an alternate payee who was awarded an independent benefit under a QDRO), or any other Person who is receiving a monthly benefit of $1,300.00 or less as of the Annuity Purchase Date and who satisfies the following conditions:

        (A)    Participant/Beneficiary. The monthly benefit payable to the Participant, Beneficiary, or alternate payee under a separate interest QDRO, began on or before July 1, 2025;

        (B)    Other Recipient. If the recipient is not a Participant, Beneficiary, or alternate payee under a separate interest QDRO, the Person's benefit derives from the benefit of a Participant or alternate payee described under (A) above;

        (C)    Disability Benefit. If the monthly benefit that is being paid is a Disability Benefit, the recipient is at least age 65;

        (D)    No Shared Interest QDRO. The Participant is not subject to an approved or pending qualified domestic relations order under which the alternate payee’s interest in the Participant’s benefit under the order is a shared interest;

        (E)    Residency. The recipient is a current resident of a state in the United States, other than the State of New York;

        (F)    Multiple Benefits. If the recipient is receiving more than one monthly benefit from this plan, the sum of the monthly benefits payable on July 1, 2025, is not greater than $1,300;

        (G)    Multiple Plans. If the recipient is receiving more than one monthly benefit from this plan and any other defined benefit plan maintained by the Employer or a Related Employer, the amount of the monthly benefit payable on July 1, 2025, from this plan is not greater than $1,300;

        (H)    Medical Deductions. There are no medical deductions being applied to the recipient’s monthly benefit payment;

        (I)    Guaranteed Period. If the monthly benefit being paid to the recipient is required under the guaranteed portion of a certain period optional form of payment, the guaranteed payments are scheduled to continue on or after January 1, 2026; and

        (J)    Information. The Administrator has all the information necessary to determine the recipient meets the above criteria as of the Annuity Purchase Date, and all benefit and payment information applicable to the recipient is deemed complete and valid by the Insurer at the time the Insurer becomes responsible for the payment of benefits.

Except as herein amended, the Employer ratifies the plan and trust.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by a proper officer the day and year first above written.

WOLVERINE WORLD WIDE, INC.

By: /s/ Dave Latchana

                        Its: Chief Legal Officer & Secretary